Contacts:	Exhibit 99.1

Lawrence R. Samuels Chief Financial Officer UTi Worldwide Inc. 310.604.3311	Cecilia Wilkinson/Angie Yang PondelWilkinson MS&L 323.866.6060 investor@pondel.com

UTi WORLDWIDE REPORTS 71% NET REVENUE AND 68% NET INCOME GROWTH
FOR 2004 FISCAL FIRST QUARTER

Rancho Dominguez, California – June 10, 2003 – UTi Worldwide Inc. (NASDAQ NM: UTIW) today reported strong gains in gross and net revenues, operating income and net income for the three-month period ended April 30, 2003.

Gross revenues increased 39 percent to $326.8 million in the fiscal 2004 first quarter, from $235.7 million in the corresponding period a year ago. Net revenues advanced 71 percent to $131.4 million from $76.9 million in the first quarter last fiscal year. Standard Corporation, which was acquired effective October 1, 2002, contributed $35.1 million to both gross and net revenues during the current first quarter.

“The first quarter of fiscal 2004 saw continued solid revenue gains over corresponding prior-year levels across all service categories,” said Roger I. MacFarlane, chief executive officer of UTi Worldwide. “In the midst of the continuing difficult global economic environment, particularly in Europe and the U.S., UTi’s airfreight forwarding operations recorded a 31 percent increase in net revenues from a year ago, primarily driven by volume growth in our Asia Pacific region. Our contract logistics service benefited from the addition of Standard, growing to $43.4 million from $6.7 million a year ago and contributing 33 percent of consolidated net revenues. Ocean freight net revenues improved 8 percent. Net revenues for customs brokerage grew 6 percent compared with last year, despite the negative impact of the weaker U.S. dollar in certain markets where revenues are tied to the value of imported goods.”

UTi’s global network achieved revenue gains in all geographic regions over the prior-year period. The Americas, led by the Standard acquisition, achieved a 164 percent increase in net revenues from a year ago. Asia Pacific recorded a 29 percent increase in net revenues. Europe and Africa posted first quarter net revenue increases of 26 percent and 48 percent, respectively, largely reflecting local currency translation into the weaker U.S. dollar.

Operating income grew 40 percent to $11.1 million in the fiscal 2004 first quarter from $7.9 million a year ago. Operating income as a percentage of net revenues equaled 8.4 percent in the fiscal 2004 first quarter, compared with 10.3 percent in the fiscal 2003 first quarter. Operating margin in the current first quarter was reduced by the inclusion of Standard Corporation, which operates at lower margins than other UTi operations, and the residual impact during the fiscal 2004 first quarter of a reorganization of UTi’s roadfreight forwarding business in Sweden and Ireland effected in the fourth quarter of fiscal 2003. In addition, the weaker U.S. dollar resulted in lower customs brokerage revenues in regions of the world where revenues are tied to the value of goods imported from the U.S. and dollar-linked countries, while operating expenses in those regions did not similarly decline.

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UTi Worldwide Inc.
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Excluding the operating income of Standard, the company’s operating profit ratio, equaled 9.6 percent in the fiscal 2004 first quarter, compared with 10.3 percent in the corresponding prior-year period. Management believes this metric is a key operating indicator to allow a better comparison of the company’s current performance against its historical performance, and the attached schedule shows a reconciliation of this measure to UTi’s operating income as presented in U.S. GAAP.

Net income for the fiscal 2004 first quarter rose 68 percent to $8.0 million, or $0.26 per diluted share, based on 31.2 million weighted average shares outstanding, compared with prior-year first quarter net income of $4.8 million, or $0.18 per diluted share, based on 25.8 million weighted average shares outstanding. UTi’s follow-on offering of 4.6 million ordinary shares in December 2002 resulted in a higher weighted average number of shares outstanding for the current quarter compared with the corresponding period a year ago.

As of April 30, 2003, the company reported total cash and cash equivalents, net of bank lines of credit and short-term bank borrowings, of $117 million, compared with $126 million at January 31, 2003.

“UTi’s improved revenues, operating income and net income this first quarter are the positive outcome of executing our plan during the first five quarters of our NextLeap growth strategy,” MacFarlane said. “While the economic outlook remains difficult, our customers continue to reinforce their need for UTi’s global integrated logistics solutions. Our commitment to continuing the investment in our sales and account management organization and strengthening its logistics skills reflects our confidence in UTi’s competitive positioning.”

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset based supply chain management company providing air and ocean freight forwarding, contract logistics, customs brokerage and other logistics-related services. The company serves a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to optimize the operation of its customers’ global supply chains.

Investor Conference Call

UTi management will host an investor conference call today, Tuesday, June 10, 2003, at 8:00 a.m. PDT (11:00 a.m. EDT) to review the company’s financials and operations for the first quarter ended April 30, 2003. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.go2uti.com and www.companyboardroom.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available from 10:00 a.m. PDT, Tuesday, June 10, through 5:00 p.m. PDT, Friday, June 13, by calling 800-633-8284 (domestic) or 402-977-9140 (international) and using Reservation No. 21145441.

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UTi Worldwide Inc.
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Safe Harbor Statement

Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such statements may include, but are not limited to, the company’s discussion of its growth strategy and integration of acquisitions. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition; integration risks associated with acquisitions; the effects of changes in foreign exchange rates; changes in the company’s effective tax rates; industry consolidation making it more difficult to compete against larger companies; general economic, political and market conditions, including those in Africa, Asia and Europe; risks of international operations; the success and effects of new strategies; disruptions caused by epidemics, conflicts, wars and terrorism; and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. The historical results achieved by the company are not necessarily indicative of its future prospects. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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UTi Worldwide Inc.
Condensed Consolidated Income Statements
(in thousands, except share and per share amounts)

	Three Months Ended

	April 30,

	2003	2002

	(Unaudited)
Gross revenues:
Airfreight forwarding	$159,081	$131,057
Ocean freight forwarding	74,322	62,948
Customs brokerage	15,034	13,997
Contract logistics	51,307	11,414
Other	27,044	16,242

Total gross revenues	$326,788	$235,658

Net revenues:
Airfreight forwarding	$44,930	$34,281
Ocean freight forwarding	16,058	14,828
Customs brokerage	14,265	13,416
Contract logistics	43,378	6,658
Other	12,788	7,746

Total net revenues	131,419	76,929

Staff costs	70,420	39,620
Depreciation and amortization	3,468	2,337
Amortization of intangible assets	148	—
Other operating expenses	46,290	27,060

Operating income	11,093	7,912
Interest income/(expense), net	136	(370)
Losses on foreign exchange	(129)	(371)

Pretax income	11,100	7,171
Income tax expense	(2,684)	(2,078)

Income before minority interests	8,416	5,093
Minority interests	(442)	(336)

Net income	$7,974	$4,757

Basic earnings per ordinary share	$0.26	$0.19
Diluted earnings per ordinary share	$0.26	$0.18
Number of weighted-average shares outstanding used for per share calculations:
Basic shares	30,156,469	25,260,212
Diluted shares	31,161,542	25,775,651

UTi Worldwide Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	April 30,	January 31,
	2003	2003

	(unaudited)
ASSETS
Cash and cash equivalents (including restricted cash of $4,000)	$147,358	$168,125
Trade receivables, net	261,551	247,893
Deferred income tax assets	5,309	1,592
Other current assets	31,031	30,492

Total current assets	445,249	448,102
Property, plant and equipment, net	48,880	44,566
Goodwill and other intangible assets, net	124,493	125,641
Investments	651	847
Deferred income tax assets	1,648	1,227
Other non-current assets	10,061	6,692

Total assets	$630,982	$627,075

LIABILITIES & SHAREHOLDERS’ EQUITY
Bank lines of credit	$27,742	$33,458
Short-term borrowings	2,341	9,121
Current portion of capital lease obligations	2,584	2,539
Trade payables and other accrued liabilities *	240,250	236,548
Income taxes payable	9,694	8,083
Deferred income tax liabilities	239	489

Total current liabilities	282,850	290,238
Long-term bank borrowings	122	199
Capital lease obligations	7,631	7,111
Deferred income tax liabilities	1,870	1,643
Retirement fund obligations	1,077	1,016
Minority interests	3,208	2,699
Commitments and contingencies
Shareholders’ equity:
Common stock	311,500	311,161
Retained earnings *	69,057	63,973
Accumulated other comprehensive loss	(46,333)	(50,965)

Total shareholders’ equity	334,224	324,169

Total liabilities and shareholders’ equity	$630,982	$627,075

*	corrected on June 13, 2003 to reflect a dividend of $2,890 declared during the quarter and paid to shareholders in May 2003.

UTi Worldwide Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended

	April 30,

	2003	2002

	(unaudited)
OPERATING ACTIVITIES:
Net income	$7,974	$4,757
Adjustments to reconcile net income to net cash provided by operating activities:
Stock compensation costs	45	45
Depreciation and amortization	3,468	2,337
Amortization of intangible assets	148	—
Deferred income taxes	4	481
Gain on disposal of property, plant and equipment	(47)	(68)
Other	13	336
Changes in operating assets and liabilities:
Increase in trade receivables and other current assets	(4,803)	(3,207)
(Decrease)/increase in trade payables and other accrued liabilities	(6,691)	4,270

Net cash provided by operating activities	111	8,951

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,862)	(2,474)
Proceeds from disposal of property, plant and equipment	225	135
Increase in other non-current assets	(1,881)	—
Acquisition of subsidiaries and contingent payments	(622)	(1,793)
Purchases of marketable securities	—	(8)

Net cash used in investing activities	(7,140)	(4,140)

FINANCING ACTIVITIES:
Decrease in bank lines of credit	(5,716)	(7,537)
Decrease in short-term borrowings	(6,417)	—
Long-term bank borrowings — advanced	3	91
Long-term bank borrowings — repaid	(97)	(867)
Capital lease obligations — repaid	(748)	(468)
Decrease in minority interests	—	(190)
Proceeds from issuance of ordinary shares	295	231
Dividends paid	—	(970)

Net cash used in financing activities	(12,680)	(9,710)

Net decrease in cash and cash equivalents	(19,709)	(4,899)
Cash and cash equivalents at beginning of period	168,125	87,594
Effect of foreign exchange rate changes	(1,058)	1,070

Cash and cash equivalents at end of period	$147,358	$83,765

UTi Worldwide Inc.
Segment Reporting
(in thousands)

	Three Months Ended April 30, 2003

	(Unaudited)
	Europe	Americas	Asia Pacific	Africa	Corporate	Total

Gross revenue from external customers	$98,933	$103,114	$83,833	$40,908	$—	$326,788

Net revenue	$27,484	$57,299	$19,111	$27,525	$—	$131,419
Staff costs	16,251	33,170	8,163	11,590	1,246	70,420
Depreciation and amortization	1,041	980	512	662	273	3,468
Amortization of intangible assets	—	148	—	—	—	148
Other operating expenses	8,517	19,594	4,907	12,204	1,068	46,290

Operating income/(loss)	$1,675	$3,407	$5,529	$3,069	$(2,587)	11,093

Interest income, net						136
Loss on foreign exchange						(129)

Pretax income						11,100
Income tax expense						(2,684)

Income before minority interests						$8,416

	Three Months Ended April 30, 2002

	(Unaudited)
	Europe	Americas	Asia Pacific	Africa	Corporate	Total

Gross revenue from external customers	$79,238	$61,542	$65,154	$29,724	$—	$235,658

Net revenue	$21,802	$21,708	$14,841	$18,578	$—	$76,929
Staff costs	11,386	13,249	6,637	7,389	959	39,620
Depreciation and amortization	759	638	459	410	71	2,337
Other operating expenses	6,328	6,943	4,538	7,759	1,492	27,060

Operating income/(loss)	$3,329	$878	$3,207	$3,020	$(2,522)	7,912

Interest expense, net						(370)
Loss on foreign exchange						(371)

Pretax income						7,171
Income tax expense						(2,078)

Income before minority interests						$5,093

UTi Worldwide Inc.
Reconciliation of Non-U.S. GAAP Measure to U.S. GAAP Measure
(in thousands)

	Three Months Ended

	April 30,

	2003	2002

	(Unaudited)
OPERATING PROFIT RATIO
Operating income, per U.S. GAAP	$11,093	$7,912
Less: Operating income for Standard Corporation, per U.S. GAAP	1,890	—

Adjusted operating income	$9,203	$7,912

Divided by:
Net revenue, per U.S. GAAP	$131,419	$76,929
Less: Net revenue for Standard Corporation, per U.S. GAAP	35,056	—

Adjusted net revenue	$96,363	$76,929

Operating Profit Ratio, a non- U.S. GAAP measure	9.6%	10.3%